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                              PIPER FUNDS, INC.
                           PIPER GLOBAL FUNDS INC.
                     MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

                            ADOPTED NOVEMBER 15, 1996

     I.  PREAMBLE

     Each of the funds listed below (each a "Fund," and collectively the "Funds"), series of either Piper Funds Inc. or Piper Global Funds Inc., as indicated, has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of shares in each
Fund:

  Series of Piper Funds Inc.       Classes Offered
  -------------------------   --------------------------
  Small Company Growth Fund   Class A and Class B
  Emerging Growth Fund        Class A, Class B and Class Y
  Growth Fund                 Class A and Class B
  Growth and Income Fund      Class A, Class B and Class Y
  Balanced Fund               Class A and Class B
  Intermediate Bond Fund      Class A and Class Y
  Money Market Fund           Class A and Class B

  Series of Piper Global
      Funds Inc.               Classes Offered
  ----------------------      -------------------------
  Emerging Markets
           Growth Fund        Class A and Class B
  Pacific-European
      Growth Fund             Class A, Class B and Class Y

     This Plan sets forth the differences among classes of shares of the Funds, including distribution and shareholder servicing arrangements, expense allocations, conversion features, exchange privileges and voting rights. Each class of a Fund represents a pro rata interest in the same portfolio of investments and differs from the other classes of the Fund only to the extent outlined below.

     II.  ATTRIBUTES OF NON-MONEY MARKET FUND SHARE CLASSES

     The Funds may offer up to three classes of shares. The attributes of such classes for each of the Funds other than Money Market Fund are as follows:

CLASS A

     - Front-End Sales Charge: Maximum front-end sales charge of 4% of the offering price (2% in the case of Intermediate Bond Fund). This sales charge will be subject to reduction or waiver in various circumstances, as set forth in the then current prospectus of the respective Fund.


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     -  Contingent Deferred Sales Charge ("CDSC"):  None, except that, in connection with purchases of $500,000 or more, on which there is no initial sales charge, a CDSC may be imposed, as set forth in the then current prospectus of the respective Fund. Subject to Board approval, a CDSC also may be assessed from time to time in connection with other purchases on which there is no initial sales charge, such as purchases made during a special "no-load promotion."

     - Rule 12b-1 Fees: Class A shares will be subject to Rule 12b-1 distribution and shareholder servicing fees equal, on an annual basis, to .50% of a Fund's average daily net assets (.30% in the case of Intermediate Bond
Fund) attributable to Class A shares. (For Pacific-European Growth Fund, the Distributor will be entitled to reimbursement for its actual expenses incurred in connection with servicing of the Fund's shareholder accounts and in connection with distribution related services provided with respect to the Fund in an amount not to exceed, on an annualized basis, .50% of the average daily net assets attributable to the Class A shares of the Fund.)

     -  Conversion Features:  None.

     - Exchange Privileges: Class A shareholders may exchange their shares for shares of any Piper Fund that is not issuing multiple classes of shares, and for Class A shares of any Piper Fund that is issuing multiple classes of shares. Such exchanges will be made at net asset value, provided that investors exchanging into a Fund that has a higher sales charge must pay the difference.

CLASS B

     -  Front-End Sales Charge:  None.

     - Contingent Deferred Sales Charge: A CDSC of up to 4% will be imposed if shares are redeemed within six years of purchase. For this purpose, years are calculated on a calendar-year basis. The CDSC will decrease according to the following schedule:
                                            CDSC as a %
If Redeemed During the                      of Amount Redeemed
----------------------------------          --------------------
Calendar year of the purchase               4%
First calendar year after purchase          4%
Second calendar year after purchase         3%
Third calendar year after purchase          2%
Fourth calendar year after purchase         2%
Fifth calendar year after purchase          1%

Thus, if a shareholder bought shares on December 30, 1996 and redeemed them on January 2, 1998, the 3% CDSC would apply.

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The CDSC will be based upon the lesser of the net asset value of the shares at the time of purchase or at the time of redemption. The charge does not apply to amounts representing an increase in share value due to capital appreciation and shares acquired through the reinvestment of dividends or capital gains distributions. In determining whether a CDSC is payable, redemptions of Class B shares are processed on a first in, first out basis, to result in the lowest possible sales charge. The CDSC may be subject to reduction or waiver in various circumstances, as set forth in the then current prospectus of the respective Fund.

     - Conversion Features: On January 1 of the sixth calendar year after a purchase, Class B shares will automatically convert to Class A shares. This conversion will be on the basis of the relative net asset values of the two classes. Class B shares purchased through the reinvestment of distributions paid on such shares are, for purposes of conversion, considered to be held in a separate sub-account. Each time Class B shares convert to Class A shares, a proportionate number of the shares of the same class in the sub-account converts to Class A. Effecting of the conversion feature is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under the Internal Revenue Code.

     - Rule 12b-1 Fees: Class B shares will be subject to Rule 12b-1 distribution and shareholder servicing fees equal, on an annual basis, to 1.00% of a Fund's average daily net assets attributable to Class B shares.

     - Exchange Privileges: Class B shareholders may exchange their shares only for Class B shares of other Piper Funds. Thus, Class B shares may not be exchanged for shares of Piper Funds that are not issuing multiple classes of shares. Exchanges will be made at net asset value. No CDSC will be imposed upon exchanges, but the new shares acquired in the exchange will be treated as if purchased on the date of the original shares for purposes of calculating any future CDSC payments and for purposes of determining the conversion date.

CLASS Y

     -   Front-End Sales Charge:  None.

     -  Contingent Deferred Sales Charge:  None.

     -  Rule 12b-1 Fees: None.

     -  Conversion Features:  None.

     - Exchange Privileges: Class Y shares may be exchanged at net asset value for Class Y shares of another Fund, provided the Class Y minimum investment amount for such other Fund is met.


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     III.  ATTRIBUTES OF MONEY MARKET FUND SHARE CLASSES

     The Money Market Fund offers two classes of shares. The attributes of such classes are as follows:

CLASS A

     -  Front-End Sales Charge:  None

     -  Contingent Deferred Sales Charge:  None.

     - Rule 12b-1 Fees: Class A shares will be subject to Rule 12b-1 distribution and shareholder servicing fees equal, on an annual basis, to .30 of a Fund's average daily net assets attributable to Class A shares.

     -  Conversion Features:  None.

     - Exchange Privileges: New purchases of Money Market Fund are only allowed into Class A. Holders of these new Class A Money Market Fund shares are allowed to exchange their shares for Class A shares of any of the other Funds (in which case the applicable front-end sales charge will be imposed) or for Class Y shares at net asset value (provided that the Class Y minimum investment amount is met and the shareholder is otherwise eligible to purchase such shares). Class A Money Market Fund shares cannot be exchanged into Class B shares of another Fund. Instead, there must be a redemption of the Class A Money Market Fund shares, followed by a purchase of the Class B shares of the
other Fund.   Class B shares of another Fund cannot be exchanged into Class A
Money Market Fund shares, but must be exchanged for Class B Money Market Fund shares.

CLASS B

     The attributes of the Money Market Fund Class B shares are the same as those of the non-Money Market Fund Class B shares.

     IV.  EXPENSE ALLOCATIONS

     Expenses of the existing classes of the existing Funds shall be allocated as follows:

     A. Rule 12b-1 distribution and shareholder servicing fees relating to the respective classes of shares, as set forth above, shall be borne exclusively by the classes of shares to which they relate. In addition, to the extent they can reasonably be identified as relating to a particular class, transfer agent fees shall be allocated to such class.


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     B.  Except as set forth in A above, expenses of the Funds shall be borne at the Fund level and shall not be allocated on a class basis. Such expenses shall be allocated to each class based on such class's pro rata share of a Fund's net assets.

     The foregoing allocations shall in all cases be made in a manner consistent with the Funds' private letter ruling from the Internal Revenue Service with respect to multiple classes of shares.

     V.  VOTING

     Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement for shareholder services and the distribution of securities and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. Class B shareholders shall have voting rights with respect to material increases in expenses that are submitted separately to Class A shareholders for their approval.

     VI.  AMENDMENT AND REVIEW OF PLAN

     A. NEW FUNDS AND NEW CLASSES. With respect to any new Fund created after the date of this Plan and any new class of shares of the existing Funds created after the date of this Plan, the Board of Directors of the Funds, including a majority of the independent directors, shall approve amendments to this Plan setting forth the attributes of the classes of shares of such new Fund or of such new class of shares.

     B. MATERIAL AMENDMENTS AND REVIEW OF PLAN. The Board of Directors of the Funds, including a majority of the independent directors, shall review this Plan for its continued appropriateness as necessary and shall approve any material amendment of this Plan.











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